UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 4, 2012

WILLBROS GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-34259	30-0513080
(Commission File Number)	(IRS Employer Identification No.)

4400 Post Oak Parkway, Suite 1000, Houston, Texas	77027
(Address of Principal Executive Offices)	(Zip Code)

(713) 403-8000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On April 4, 2012, the Audit Committee of the Board of Directors of Willbros Group, Inc. (the “Company”) after consultation with the Company’s management, determined that the Company’s unaudited condensed consolidated financial statements for the quarterly periods ended June 30 and September 30, 2011, which were included in the Company’s Quarterly Reports on Form 10-Q for such periods, should no longer be relied upon due to accounting errors contained in such financial statements identified as part of the year-end audit. The Company plans to include restated financial information for such periods in its Annual Report on Form 10-K for the year ended December 31, 2011, which the Company plans to file by Monday, April 9, 2012.

The Company identified errors in its accounting for the goodwill impairment charge recorded in the Utility T&D segment which resulted in the understatement of pre-tax loss by approximately $9.2 million for the quarterly period ended September 30, 2011. Net loss was understated by approximately $21.0 million for the quarterly period ended September 30, 2011. These errors were attributed to the lack of recognition of a valuation allowance against the Company’s deferred income taxes of approximately $16.8 million as well as the increased goodwill impairment charge of $4.7 million (net of tax). These errors were partially offset by an understatement of income tax benefit attributable to errors in the Company’s calculation and accounting for income taxes.

The Company further identified errors in the Company’s calculation and accounting for income taxes which resulted in the overstatement of net loss by approximately $0.9 million for the quarterly period ended June 30, 2011.

Such errors do not have any impact on the Company’s liquidity and operating cash flow. In addition, these errors do not impact the Company’s compliance with the Maximum Leverage Ratio or other financial covenants under the Company’s Credit Agreement.

Management has evaluated the effect of the facts leading to the restatement of the affected financial statements on its prior conclusions of the adequacy of internal controls over financial reporting and disclosure controls and procedures and has concluded that a material weakness exists in the area of accounting for income taxes. In addition, as a result of the material weakness, the Company believes that its disclosure controls and procedures were not effective as of September 30, 2011 and continue to not be effective as of March 31 and June 30, 2011. Accordingly, remediation is currently underway to address this deficiency.

The Audit Committee of the Company’s Board of Directors and its executive officers have discussed the matters disclosed in this Item 4.02 Form 8-K with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLBROS GROUP, INC.

Date: April 9, 2012	By:	/s/ Van A. Welch
Van A. Welch
Executive Vice President and Chief Financial Officer